Exhibit 99.1

Press Release

Novavax Appoints Rick Rodgers to Board of Directors

GAITHERSBURG, Md., November 1, 2022 – Novavax, Inc. (Nasdaq: NVAX), a biotechnology company dedicated to developing and commercializing next-generation vaccines for serious infectious diseases, today announced the appointment of Richard Rodgers, MBA to its board as an independent director. Mr. Rodgers brings extensive experience in biopharmaceutical management to his role on the Novavax Board of Directors.

“Rick’s deep experience in the pharmaceutical industry coupled with his extensive acumen in building rapidly-growing companies and financial leadership will be invaluable as we continue the commercialization of our COVID-19 vaccine and expand our vaccine pipeline,” said Stanley C. Erck, President and Chief Executive Officer, Novavax.

From 2010 to 2013, Mr. Rodgers was co-founder, Executive Vice President, Chief Financial Officer, Secretary, and Treasurer of TESARO, Inc., a biopharmaceutical company that was acquired in January 2019 by GSK for over $5 billion. From 2009 to 2010, Mr. Rodgers served as the Chief Financial Officer and Senior Vice President of Abraxis BioScience, Inc., a biotechnology company that was acquired by Celgene for $2.9 billion. From 2004 to 2008, Mr. Rodgers served as Senior Vice President, Controller and Chief Accounting Officer of MGI PHARMA, Inc., a biopharmaceutical company that was acquired in January 2008 by Eisai for $3.9 billion.

Mr. Rodgers currently serves on the boards of directors and as the chair of the audit committee and member of the compensation committee of Ocuphire Pharma, Inc., Sagimet Biosciences, Inc., and Ardelyx, Inc.

“This is a very exciting time to be joining the Novavax Board,” said Mr. Rodgers. “I look forward to working with my fellow directors to support Novavax as it commercializes its first globally-approved vaccine and continues its growth into new vaccine areas.”

Mr. Rodgers holds a Bachelor of Science degree in Financial Accounting from St. Cloud State University and a Master of Business Administration in Finance from the University of Minnesota, Carlson School of Business.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a biotechnology company that promotes improved health globally through the discovery, development, and commercialization of innovative vaccines to prevent serious infectious diseases. The company's proprietary recombinant technology platform harnesses the power and speed of genetic engineering to efficiently produce highly immunogenic nanoparticles designed to address urgent global health needs. The Novavax COVID-19 vaccine, has received authorization from multiple regulatory authorities globally, including the U.S. Food and Drug Administration, the European Commission, and the World Health Organization. The vaccine is currently under review by multiple regulatory agencies worldwide, including for additional populations and indications such as adolescents and as a booster. In addition to its COVID-19 vaccine, Novavax is also currently evaluating its COVID-19-Influenza Combination vaccine candidate in a Phase 1/2 clinical trial, its quadrivalent influenza investigational vaccine candidate, and an Omicron strain-based vaccine (NVX-CoV2515) as well as a bivalent format Omicron-based / original strain-based vaccine. These vaccine candidates incorporate Novavax' proprietary saponin-based Matrix-M adjuvant to enhance the immune response and stimulate high levels of neutralizing antibodies.

For more information, visit www.novavax.com and connect with us on LinkedIn.

Forward-Looking Statements

Statements herein relating to the future of Novavax, its operating plans and prospects, the timing of clinical trial results, the ongoing development of NVX-CoV2373, NVX-CoV2515, a bivalent vaccine candidate, a quadrivalent influenza investigational vaccine candidate, and a COVID-19-Influenza Combination investigational vaccine candidate, the scope, timing and outcome of future regulatory filings and actions, additional worldwide authorizations of NVX-CoV2373 for use in adults and adolescents, and as a booster, the evolving COVID-19 pandemic, the potential impact and reach of Novavax and NVX-CoV2373 in addressing vaccine access, controlling the pandemic and protecting populations, the efficacy, safety, intended utilization, and expected administration of NVX-CoV2373 and Novavax' other vaccine candidates are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification and assay validation, necessary to satisfy applicable regulatory authorities; unanticipated challenges or delays in conducting clinical trials; difficulty obtaining scarce raw materials and supplies; resource constraints, including human capital and manufacturing capacity, on the ability of Novavax to pursue planned regulatory pathways; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities; and those other risk factors identified in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Novavax' Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors
Erika Schultz | 240-268-2022
ir@novavax.com

Media
Ali Chartan or Giovanna Chandler | 202-709-5563

media@novavax.com

2